Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2023, relating to the financial statements of Snap One Holdings Corp., appearing in the Annual Report on Form 10-K of Snap One Holdings Corp. for the year ended December 30, 2022.

/s/ DELOITTE & TOUCHE LLP
Charlotte, NC
February 20, 2024